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FOR IMMEDIATE RELEASE

CME Group Announces Executive Team Appointments
New Leadership Structure Designed to Better Meet Needs of Global Client Base

CHICAGO, September 15, 2014 – To better meet the needs of its global customer base, CME Group, the world’s leading and most diverse derivatives marketplace, today unveiled a new leadership structure, appointing a number of individuals to new roles on its Executive Team, which reports to Phupinder Gill, CME Group Chief Executive Officer. Gill will continue to report to CME Group Executive Chairman and President Terry Duffy. Executives assuming new roles include:

•	Bryan T. Durkin, Chief Commercial Officer. Durkin, 53, will take on a newly created role, designed to comprehensively serve and support our global client base by ensuring the development, delivery and maintenance of industry leading products, platforms and services. He will be responsible for ensuring the company delivers the best possible experience for customers to maximize customer satisfaction and retention, while reaching new and evolving markets with core and new product and service offerings to increase growth and profitability. Durkin will oversee the company’s International Offices, Client Development and Sales, Business Development, Co-location and Technology Services, Information Products, Index Services, Marketing, Research and Product Development & GFX. Durkin will report to Gill. Durkin previously served as Chief Operating Officer since 2007, and has held positions of increasing responsibility over his more than 30-year career with the company.

•	Kim Taylor, President, Global Operations, Technology & Risk. Taylor, 53, will lead all of the company’s operational functions globally – Clearing, Operations, Technology and Platform Development – and will be charged with bringing new trading and clearing products and services to market, reporting to Gill. She joined the company in 1989 and previously served as President, CME Clearing since 2004. Her organization will include the following individuals and their teams:

•	Julie Holzrichter, Chief Operating Officer. Holzrichter, 46, will continue to lead the firm’s global operations, a role she has held since 2007. Holzrichter has a more than 20-year tenure at CME Group.

•	Kevin Kometer, Chief Information Officer. Kometer, 50, will continue to lead the company’s global technology organization, a role he has held since 2008. Kometer joined CME Group in 1994.

•	Sunil Cutinho, President, CME Clearing. Cutinho, 43, joined CME Group in 2002 and, since earlier this year, served as Managing Director, Deputy Head of CME Clearing.

•	Derek Sammann Senior Managing Director, Commodity and Options Products. Sammann, 46, will be responsible for leading the firm’s Energy, Metals and Agricultural products teams, as well as the company’s options business, globally, reporting to Gill. He previously led the company’s foreign exchange, metals and options businesses. Sammann joined CME Group in 2006.

•	Sean Tully, Senior Managing Director, Financial and OTC Products. Tully, 50, will oversee CME Group Interest Rate, Equity, Foreign Exchange and OTC businesses, reporting to Gill. He previously led the company’s Interest Rate and OTC businesses. Tully joined CME Group in 2012.

•	Robert Zagotta, Senior Managing Director, Strategy & Execution. Zagotta, 49, will be responsible for the development and execution of the company’s corporate strategy, reporting to Gill. Zagotta previously led the company’s Products & Services teams since joining CME Group in 2012.

These individuals will serve as the senior executive team for the company, along with General Counsel & Corporate Secretary Kathleen Cronin, Chief Human Resources Officer Hilda Harris Piell, and Chief Financial Officer James E. Parisi, all of whom will remain in their current roles and continue to report to Gill. Parisi previously announced plans to retire from the company later this year, after which time John Pietrowicz will assume the CFO role.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate.  CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago.  CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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